Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Louisiana-Pacific Corporation and subsidiaries (which expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company's adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 on January 1, 2007, the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) on December 31, 2006, Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment on January 1, 2006 and Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations-An Interpretation of FASB Statement No. 143 on December 31, 2005), and the effectiveness of Louisiana-Pacific Corporation and subsidiaries internal control over financial reporting, dated March 6, 2008, appearing in the Annual Report on Form 10-K of Louisiana-Pacific Corporation and subsidiaries for the year ended December 31, 2007, and our reports dated June 25, 2008 appearing in the Annual Reports on Form 11-K of the Louisiana-Pacific Hourly 401(k) and Profit Sharing Plan, and the Louisiana-Pacific Salaried 401(k) and Profit Sharing Plan, for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Nashville, TN

December 12, 2008